Exhibit 5.1

NEWLAN LAW FIRM, PLLC

2201 Long Prairie Road, Suite 107-762

Flower Mound, Texas 75022

January 17, 2024

Carbon Conversion Group, Inc.

925 South Church Street

Suite B200-123

Murfreesboro, Tennessee 37130

Re:	Registration Statement of Carbon Conversion Group, Inc.

Gentlemen:

We have acted as counsel to Carbon Conversion Group, Inc., a Wyoming corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of 13,014,451 shares (the “Distribution Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of the Company pursuant to a Registration Statement on Form S-1 filed by the Company with the Commission on January ___, 2024 (the “Registration Statement”).

The Registration Statement relates to the distribution of the 13,014,451 Distribution Shares of the Company by (a) CarbonMeta Technologies, Inc., a Delaware corporation (“CarbonMeta”), as to 6,520,240 Distribution Shares, and (b) Salvum Corporation, a California corporation (“Salvum”), as to 6,494,211 Distribution Shares, to their respective shareholders of record as of the close of business on June 23, 2023.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that the 13,014,451 Distribution Shares have been duly authorized and are validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Our opinion herein is expressed solely with respect to the Wyoming Statutes of the State of Wyoming. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Newlan Law Firm, PLLC

Newlan Law Firm, PLLC